Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Godwin ngodwin@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Reports First Quarter 2021 Results

•Net income of $153.0 million ($0.75 per diluted common share) for the first quarter of 2021; after-tax adjusted operating income was $212.0 million ($1.04 per diluted common share).

•Results reflect continued elevated mortality, which improved through the quarter, as well as encouraging trends in premium growth, persistency, and macro-economic conditions.

•Strong balance sheet and liquidity with holding company cash of $1.7 billion and weighted average risk-based capital ratio of approximately 370 percent; successful completion of the second phase of the Closed Block individual disability reinsurance transaction.

•Book value per common share of $51.77 grew 7.4 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (May 5, 2021) - Unum Group (NYSE: UNM) today reported net income of $153.0 million ($0.75 per diluted common share) for the first quarter of 2021, compared to net income of $161.0 million ($0.79 per diluted common share) for the first quarter of 2020.

Included in net income for the first quarter of 2021 are the net after-tax loss from the second phase of the Closed Block individual disability reinsurance transaction of $56.7 million ($0.27 per diluted common share), the after-tax amortization of the cost of reinsurance of $15.8 million ($0.08 per diluted common share), and a net after-tax realized investment gain on the Company’s investment portfolio, excluding the net realized investment gain associated with the completion of the second phase of the Closed Block individual disability reinsurance transaction, of $13.5 million ($0.06 per diluted common share). Included in net income for the first quarter of 2020 is a net after-tax realized investment loss on the Company's investment portfolio of $113.1 million ($0.56 per diluted common share). Excluding the items above, after-tax adjusted operating income was $212.0 million ($1.04 per diluted common share) in the first quarter of 2021, compared to $274.1 million ($1.35 per diluted common share) in the first quarter of 2020.

“Our first quarter results reflect the dynamics of the world around us with good growth results, pressured by high, yet improving, levels of mortality,” said Richard P. McKenney, president and chief executive officer. “With vaccines rolling out and a better economy, the current trends show continued improvement. Looking forward, our market leadership and financial underpinnings position us well to drive growth as the recovery builds in the second half of the year.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses, amortization of cost of reinsurance, and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported adjusted operating income of $115.7 million in the first quarter of 2021, a decrease of 55.8 percent from $261.8 million in the first quarter of 2020. Premium income for the segment was $1,525.8 million in the first quarter of 2021, which was generally consistent with the $1,527.7 million in the first quarter of 2020. Net investment income for the segment was $179.7 million in the first quarter of 2021, which was consistent with the $179.6 million in the first quarter of 2020.

Within the Unum US operating segment, the group disability line of business reported a 16.0 percent decrease in adjusted operating income to $64.1 million in the first quarter of 2021, compared to $76.3 million in the first quarter of 2020. Premium income for the group disability line of business increased 1.0 percent to $672.9 million in the first quarter of 2021, compared to $666.2 million in the first quarter of 2020 due to higher sales in our short-term disability product line. Net investment income increased 4.3 percent to $97.4 million in the first quarter of 2021, compared to $93.4 million in the first quarter of 2020, driven by higher miscellaneous investment income, partially offset by a decline in the yield on invested assets and a lower level of invested assets. The benefit ratio for the first quarter of 2021 was 74.8 percent, compared to 73.2 percent in the first quarter of 2020, due to higher claims incidence in the short-term disability product line, resulting from the impacts of COVID-19, partially offset by favorable claim recoveries in our group long-term disability product line. Group long-term disability sales were $31.1 million in the first quarter of 2021, which was generally consistent with the $31.4 million in the first quarter of 2020. Group short-term disability sales were $24.1 million in the first quarter of 2021, an increase of 69.7 percent from $14.2 million in the first quarter of 2020. Persistency in the group long-term disability product line was 90.7 percent for the first quarter of 2021, compared to 90.6 percent for the first quarter of 2020. Persistency in the group short-term disability product line was 86.1 percent for the first quarter of 2021, compared to 86.1 percent for the first quarter of 2020.

The group life and accidental death and dismemberment line of business reported an adjusted operating loss of $58.3 million in the first quarter of 2021, compared to adjusted operating income of $70.4 million in the first quarter of 2020. Premium income for this line of business decreased 1.1 percent to $451.4 million in the first quarter of 2021, compared to $456.2 million in the first quarter of 2020, driven primarily by lower prior period sales, partially offset by higher persistency. Net investment income decreased 3.1 percent to $24.9 million in the first quarter of 2021, compared to $25.7 million in the first quarter of 2020, due to decline in the yield on invested assets. The benefit ratio in the first quarter of 2021 was 98.8 percent, compared to 70.6 percent in the first quarter of 2020, due primarily to higher claims incidence in the group life product line resulting from the impacts of COVID-19. Sales of group life and accidental death and dismemberment products increased 7.5 percent in the first quarter of 2021 to $30.2 million, compared to $28.1 million in the first quarter of 2020. Persistency in the group life product line was 90.1 percent for the first quarter of 2021, compared to 88.4 percent for the first quarter of 2020. Persistency in the accidental death and dismemberment product line was 89.7 percent for the first quarter of 2021, compared to 87.9 percent for the first quarter of 2020.

The supplemental and voluntary line of business reported a decrease of 4.5 percent in adjusted operating income to $109.9 million in the first quarter of 2021, compared to $115.1 million in the first quarter of 2020. Premium income for the supplemental and voluntary line of business decreased to $401.5 million in the first quarter of 2021, compared to $405.3 million in the first quarter of 2020, with a decline in the voluntary benefits product line, mostly offset by growth in the individual disability and dental and vision product lines. Net investment income decreased 5.1 percent to $57.4 million in the first quarter of 2021, compared to $60.5 million in the first quarter of 2020, due to a decline in the yield on invested assets, partially offset by an increase in the level of invested assets. The benefit ratio for the individual disability product line was 42.4 percent for the first quarter of 2021, compared to 52.1 percent for the first

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

quarter of 2020, due to lower claims incidence and higher mortality. The benefit ratio for the voluntary benefits product line was 39.3 percent in the first quarter of 2021, compared to 32.7 percent for the first quarter of 2020, due to higher claims incidence in the life product line, resulting from the impacts of COVID-19. The benefit ratio for the dental and vision product line was 73.2 percent for the first quarter of 2021, compared to 65.1 percent for the first quarter of 2020, due primarily to higher claims incidence. Relative to the first quarter of 2020, sales in the individual disability product line declined 25.1 percent in the first quarter of 2021 to $17.0 million. Sales in the voluntary benefits product line declined 21.5 percent in the first quarter of 2021 to $101.0 million. Sales in the dental and vision product line totaled $8.0 million for the first quarter of 2021, a decrease of 25.9 percent compared to the first quarter of 2020. Persistency in the individual disability product line was 90.2 percent for the first quarter of 2021, compared to 88.9 percent for the first quarter of 2020. Persistency in the voluntary benefits product line was 74.3 percent for the first quarter of 2021, compared to 72.4 percent for the first quarter of 2020. Persistency in the dental and vision product line was 87.4 percent for the first quarter of 2021, compared to 81.9 percent for the first quarter of 2020.

Unum International

The Unum International segment reported adjusted operating income of $26.4 million in the first quarter of 2021, an increase of 36.1 percent from $19.4 million in the first quarter of 2020. Premium income increased 6.0 percent to $174.4 million in the first quarter of 2021, compared to $164.6 million in the first quarter of 2020. Net investment income was $26.0 million in the first quarter of 2021, compared to $26.5 million in the first quarter of 2020. Sales decreased 2.9 percent to $23.2 million in the first quarter of 2021, compared to $23.9 million in the first quarter of 2020.

The Unum UK line of business reported adjusted operating income, in local currency, of £18.6 million in the first quarter of 2021, an increase of 35.8 percent from £13.7 million in the first quarter of 2020. Premium income was £110.5 million in the first quarter of 2021, a decrease of 2.9 percent from £113.8 million in the first quarter of 2020, driven by an increase in ceded premiums in the group life product line, partially offset by both higher sales and persistency in the group life product line and rate increases in the group long-term disability product line. Net investment income was £17.4 million in the first quarter of 2021, a decrease of 9.8 percent from £19.3 million in the first quarter of 2020, due to lower miscellaneous investment income and a lower yield on fixed-rate bonds, partially offset by higher investment income from inflation index-linked bonds. The benefit ratio in the first quarter of 2021 was 75.3 percent, compared to 80.5 percent in the first quarter of 2020, due primarily to favorable mortality experience and lower claims incidence in both the group long-term disability and group critical illness product lines, partially offset by higher claims incidence in the group life product line, resulting from the impacts of COVID-19. Sales decreased 13.3 percent to £14.3 million in the first quarter of 2021, compared to £16.5 million in the first quarter of 2020. Persistency in the group long-term disability product line was 87.0 percent for the first quarter of 2021, compared to 90.1 percent for the first quarter of 2020, resulting from pricing discipline. Persistency in the group life product line was 87.2 percent for the first quarter of 2021, compared to 86.3 percent for the first quarter of 2020. Persistency in the supplemental product line was 88.2 percent for the first quarter of 2021, compared to 91.2 percent for the first quarter of 2020.

Colonial Life Segment

Colonial Life reported a 9.6 percent decrease in adjusted operating income to $73.3 million in the first quarter of 2021, compared to $81.1 million in the first quarter of 2020. Premium income decreased 1.9 percent to $426.4 million in the first quarter of 2021, compared to $434.7 million in the first quarter of 2020, due to a decline in sales, partially offset by higher persistency. Net investment income was $37.7 million in the first quarter of 2021, which was consistent with the first quarter of 2020. The benefit ratio was 55.4 percent in the first quarter of 2021, compared to 52.4 percent in the first quarter of 2020, with unfavorable experience in the life product line, resulting from the impacts of COVID-19, partially offset by favorable experience in the accident, sickness, and disability line of business.

Sales decreased 9.2 percent to $90.2 million in the first quarter of 2021, compared to $99.3 million in the first quarter of 2020. Persistency in Colonial Life was 78.4 percent for the first quarter of 2021, compared to 76.8 percent for the first quarter of 2020.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Closed Block Segment

The Closed Block segment reported adjusted operating income of $97.0 million in the first quarter of 2021, which excludes the impacts from the second phase of the Closed Block individual disability reinsurance transaction of $139.3 million and the amortization of cost of reinsurance related to the Closed Block individual disability reinsurance transaction of $20.0 million, compared to $29.7 million in the first quarter of 2020. Premium income for this segment increased 3.0 percent to $251.7 million in the first quarter of 2021, compared to $244.4 million in the first quarter of 2020, due to premium rate increases on certain in-force business in the long-term care line of business, partially offset by continued policy terminations and maturities in the individual disability line of business. Net investment income decreased 11.6 percent to $297.2 million in the first quarter of 2021, compared to $336.1 million in the first quarter of 2020, due to a decrease in the level of invested assets supporting individual disability resulting from the reinsurance transaction, partially offset by higher miscellaneous investment income, primarily related to increases in the net asset values on our private equity partnerships, and an increase in the level of invested assets supporting long-term care. In connection with the completion of the second phase of the Closed Block individual disability reinsurance transaction, we recognized a net realized investment gain of $67.6 million.

The interest adjusted loss ratio for the long-term care line of business was 77.7 percent in the first quarter of 2021, compared to an interest adjusted loss ratio of 81.0 percent in the first quarter of 2020, driven primarily by higher claimant mortality, partially offset by higher submitted claims. The interest adjusted loss ratio for long-term care for the rolling twelve months ended March 31, 2021, excluding the update of assumptions during the fourth quarter of 2020, was 68.1 percent which is significantly below our long-term expected range. The interest adjusted loss ratio for the individual disability line of business, excluding the impacts from the reinsurance transaction, was 68.9 percent in the first quarter of 2021, compared to 84.5 percent in the first quarter of 2020, driven primarily by lower submitted claims.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $38.9 million in the first quarter of 2021 compared to an adjusted operating loss of $45.9 million in the first quarter of 2020, resulting primarily from an increase in the level of invested assets and lower operating expenses.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 204.7 million for the first quarter of 2021, compared to 203.4 million for the first quarter of 2020. Shares outstanding totaled 204.2 million at March 31, 2021. The Company did not repurchase shares during the first quarter of 2021.

Capital Management

At March 31, 2021, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 370 percent, and cash and marketable securities in the holding companies equaled $1,664 million.

Book Value

Book value per common share as of March 31, 2021 was $51.77, compared to $48.21 at March 31, 2020.

Outlook

As previously announced, the Company expects a modest decline in after-tax adjusted operating income per share for full-year 2021 compared to full-year 2020. The Company also anticipates a strong recovery in after-tax adjusted operating income per share in the second half of 2021 as the expected impacts of the COVID-19 pandemic subside.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and amortization of cost of reinsurance as well as certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

As previously discussed, we have exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021, respectively. As a result, we exclude the amortization of the cost of reinsurance that was recognized upon the exit of the business related to the ceded reserves for the cohort of policies on claim status. We believe that the exclusion of the amortization of the cost of reinsurance provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Thursday, May 6, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the first quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is (866) 652-5200 for U.S. and Canada (Please ask to be joined to the Unum Group call). For international, the dial-in number is (412) 317-6060 (Please ask to be joined to the Unum Group call). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Thursday, May 13 by dialing (877) 344-7529 (U.S.), (855) 669-9658 (Canada), or (412) 317-0088 (International) - pass code 10154518.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2021 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $13.2 billion in 2020 and provided $7.6 billion in benefits.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about expectations for mortality experience, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of the COVID-19 pandemic on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (14) ability to generate sufficient internal liquidity and/or obtain external financing; (15) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (16) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (17) effectiveness of our risk management program; (18) contingencies and the level and results of litigation; (19) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; and (20) fluctuation in foreign currency exchange rates.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2020. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2021	2020
Revenue
Premium Income	$2,378.3	$2,371.4
Net Investment Income	548.7	585.0
Net Realized Investment Gain (Loss)	84.6	(144.0)
Other Income	60.4	58.7
Total Revenue	3,072.0	2,871.1

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	2,051.2	1,854.8
Commissions	259.9	279.2
Interest and Debt Expense	44.4	45.7
Deferral of Acquisition Costs	(130.6)	(162.0)
Amortization of Deferred Acquisition Costs	166.4	176.2
Other Expenses	481.9	475.1
Total Benefits and Expenses	2,873.2	2,669.0

Income Before Income Tax	198.8	202.1
Income Tax Expense	45.8	41.1

Net Income	$153.0	$161.0

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.75	$0.79
Assuming Dilution	$0.75	$0.79

Weighted Average Common Shares - Basic (000s)	204,133.3	203,306.0
Weighted Average Common Shares - Assuming Dilution (000s)	204,737.3	203,355.7
Outstanding Shares - (000s)	204,188.6	203,325.1

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2021		2020
	(in millions)	per share *	(in millions)	per share *
Net Income	$153.0	$0.75	$161.0	$0.79
Excluding:
Net Realized Investment Gains and Losses
Net Realized Investment Gain Related to Reinsurance Transaction (net of tax expense of $14.2; $—)	53.4	0.26	—	—
Net Realized Investment Gain (Loss), Other (net of tax expense (benefit) of $3.5; $(30.9))	13.5	0.06	(113.1)	(0.56)
Total Net Realized Investment Gain (Loss)	66.9	0.32	(113.1)	(0.56)
Items Related to Closed Block Individual Disability Reinsurance Transaction
Change in Benefit Reserves and Transaction Costs (net of tax benefit of $29.2; $—)	(110.1)	(0.53)	—	—
Amortization of the Cost of Reinsurance (net of tax benefit of $4.2; $—)	(15.8)	(0.08)	—	—
Total Items Related to Closed Block Individual Disability Reinsurance Transaction	(125.9)	(0.61)	—	—
After-tax Adjusted Operating Income	$212.0	$1.04	$274.1	$1.35

* Assuming Dilution

	March 31
	2021		2020
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,570.1	$51.77	$9,803.1	$48.21
Excluding:
Net Unrealized Gain on Securities	678.2	3.32	395.3	1.94
Net Gain on Hedges	77.1	0.38	210.6	1.04
Subtotal	9,814.8	48.07	9,197.2	45.23
Excluding:
Foreign Currency Translation Adjustment	(254.0)	(1.24)	(345.2)	(1.70)
Subtotal	10,068.8	49.31	9,542.4	46.93
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(526.2)	(2.58)	(477.8)	(2.35)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$10,595.0	$51.89	$10,020.2	$49.28

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9